Exhibit 23.1

KPMG LLP

Suite 900

10 South Broadway

St. Louis, MO 63102-1761

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 1, 2024, with respect to the consolidated financial statements of Cingulate Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts“ in the prospectus.

/s/ KPMG LLP

St. Louis, Missouri

July 15, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.